                      WORLDGROUP TENDER OFFER FOR ROBOMATIX
                           EXTENDED TO AUGUST 8, 2005

TEL AVIV, Israel, July 27, 2005 -- WorldGroup Holdings Ltd., a public Israeli company traded on the Tel Aviv Stock Exchange, announced that it has extended the expiration date of its tender offer for Robomatix Technologies Ltd. (OTC
Bulletin Board: RBMXF) until 5:00 pm New York City time on Monday, August 8,
2005, unless further extended. WorldGroup is offering to purchase all of the outstanding shares of Robomatix at $1.00 per share in cash, less any withholding taxes due.

WorldGroup has resolved the comment of the staff of the U.S. Securities and
Exchange Commission that caused the prior extensions of the expiration date of the offer, and today is filing a Second Amended Offer to Purchase and mailing it to the shareholders of Robomatix. WorldGroup is extending the expiration date of the offer to August 8 to allow time for Robomatix shareholders to receive and read the Second Amended Offer to Purchase.

WorldGroup has been advised by American Stock Transfer & Trust Company, the
Depositary for the tender offer, that as of the close of business on July 26,
2005, approximately 14,254,265 Robomatix shares had been validly tendered and not withdrawn pursuant to the offer, and no notices of guaranteed delivery had been submitted. The tendered shares represent approximately 88.17% of the total outstanding shares.

WorldGroup has filed a Tender Offer Statement on Schedule TO/13E-3 with the U.S.
Securities and Exchange Commission which, as amended to date, contains the Offer to Purchase, the form of letter of transmittal and other documents relating to the transaction. Robomatix has filed a Solicitation / Recommendation Statement on Schedule 14D-9 relating to the transaction. These documents, as amended from time to time, contain important information about the transaction, and shareholders of Robomatix are urged to read them carefully. You may access these documents at the website maintained by the U.S. Securities and Exchange
Commission at www.sec.gov.